STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

STOCK PURCHASE AGREEMENT AND PLAN OF REORGANIZATION, dated April 19, 2000, between Telnet World Communications, Inc. ("Telnet") a Utah corporation and Triple S Parts, Inc. a Nevada corporation, hereinafter for convenience ("Triple S").

                             PLAN OF REORGANIZATION

The reorganization will comprise in general the acquisition by Telnet of Triple S pursuant to an I.R.S. qualified tax free exchange. The acquisition shall be accomplished by the payment of cash and stock as provided for herein making Triple S a wholly owned subsidiary of Telnet upon completion of the acquisition via the issuance by Telnet of shares of Telnet Common capital stock to the below signed and listed shareholders of Triple S in consideration of the conveyance of 100% of the issued and outstanding shares of Triple S to Telnet, all subject to the terms and conditions of the agreement hereinafter set forth. For purposes of this Agreement the terms stock, shares and common capital stock shall be interchangeable.

                                    AGREEMENT

In  order  to  consummate   the  foregoing  Plan  of   Reorganization,   and  in
consideration of the premises and of the representations and undertakings herein set forth, the parties agree as follows:

1.Transfer of shares. Upon and subject to the terms and conditions herein stated, Telnet shall acquire from Triple S and Triple S shareholders shall transfer, assign, and convey to Telnet all of the issued and outstanding shares of Common stock of Triple S to Telnet in exchange for Telnet newly issued restricted shares totaling Three Thirty-Five Thousand Shares. By virtue of the transaction Telnet shall acquire Triple S as a going concern, including all of the properties and assets of Triple S of every kind, nature, and description, tangible and intangible, wherever situated, including, without limiting the generality of the foregoing, its business as a going concern, its goodwill, and the corporate name (subject to changes referred to or permitted herein or occurring in the ordinary course of business prior to the time of closing provided herein).

2. Issuance and delivery of stock. In consideration of and in exchange for the foregoing transfer, assignment, and conveyance, and subject to compliance by Telnet and Triple S with their warranties and undertakings contained herein, Telnet shall issue and deliver to Triple S one or more stock certificates registered in the name of the shareholders of Triple S, on a pro-rata basis totaling 1,152,000 resulting from a 4:1 forward split of 288,000 together with

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payment  for such  shares as set forth in a  Promissory  Note  between  Triple S
Parts, Inc. and FMS Group and attached hereto as Exhibit "A", in exchange for 100% of the issued and outstanding shares of Triple S Common stock which, upon such issuance and delivery, shall be fully paid and nonassessable.

3. Investment intent.
   ------------------
     3.1  The  Board  of  Directors  and  Officers  of  Triple  S  Parts,  Inc.(
     "Subscriber") understand and acknowledge that the Telnet Stock being acquired hereunder have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws; (ii) the Subscriber cannot sell such Stock unless such securities are registered under the Act and any applicable state securities laws or unless exemptions from such registration requirements are available (iii) the Company has no obligation to register the securities or assist the Subscriber in obtaining an exemption from the various registration requirements except as set forth herein or therein. Subscriber agrees not to resell the shares of Stock without compliance with the terms of this Subscription Agreement, the Act and any applicable state securities laws.

     3.2 Such Subscriber(i) is acquiring the Shares solely for the Subscriber's own account for investment purposes only and not with a view toward resale or distribution, either in whole or in part; (ii) has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Shares to any other person; (iii) agrees not to sell or otherwise transfer the Subscriber's Shares unless and until such securities are subsequently registered under the Act and any applicable state securities laws or unless an exemption from any such registration is available; and (iv) agrees, in any event, not to sell or otherwise transfer the Subscriber's securities for up to 90 days after the effective date of the Company's registration statement under the Act relating to the offer, sale and original issuance of its capital stock in a public offering provided such registration statement includes the Subscriber's securities.

     3.3 Such Subscriber understands that an investment in the Shares involves substantial risks and Subscriber recognizes and understands the risks relating to this transaction and acquisition of the Telnet shares.

     3.4 Such Subscriber has, either alone or together with the Subscriber's Purchaser Representative (as that term is defined in Regulation D under the Act), such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the acquisition by Telnet.

4. Dissenting shares: There shall be no dissenting shares as a result of the acquisition

5. Place of closing. The closing of this agreement and all deliveries hereunder shall take place at the offices of Triple S Parts, Inc.

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6.  Time of closing. The closing shall be 3:00 PM,  Eastern  Standard time April
19, 2000, unless extended by mutual agreement of the parties. The last date fixed by mutual agreement of the parties or otherwise becoming effective under this paragraph shall constitute the closing date.

7. Representations and warranties of Triple S. Triple S and its shareholders represent and warrant to Telnet that: (a) Corporate status. Triple S is a corporation duly organized and existing under the laws of the State of Nevada, with an authorized capital stock consisting of 50,000,000 Common shares, of which 338,805 are currently issued and outstanding; and no Preferred shares authorized or outstanding. Triple S has no .

(b) Disposition of assets. Since January 1, 2000, there has been no material adverse change in the assets or liabilities or in the condition, financial or other, of Triple S, except changes occurring in the ordinary course of business and changes referred to or permitted herein.

(c) Lawsuits and claims. Triple S is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of Triple S or which change would be substantially adverse taking into account the entire business and properties of Triple S; Triple S is not in default with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any court or administrative agency.

(d) Taxes. Triple S has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. Triple S has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes since inception.

(e) Triple S and its shareholders have or will have disclosed all material facts relating to the business and its products to Telnet and shall not have omitted to disclose any material fact, which, if known by Telnet, would affect its decision to enter into this transaction.

8. Representations and warranties of Telnet. Telnet represents and warrants to Triple S that:

(a) Corporate status. Telnet is a corporation duly organized and existing under the laws of the State of Utah, with an authorized capital stock consisting of Fifty Million shares of Common stock, of which 338,805 are issued and outstanding and are fully paid and nonassessable; and no shares of Preferred stock. Telnet has none.

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(b) Corporate authority. Telnet has the corporate right and authority to acquire and operate the properties and business now owned and operated by it and to issue and deliver the number of shares of its Common stock required to be issued hereunder to Triple S.

(c) Disposition of assets. Since December 31, 1999, there has been no material adverse change in the assets or liabilities or in the condition, financial or other, of Telnet except changes occurring in the ordinary course of business and changes referred to or permitted herein.

(d) Lawsuits and claims. Telnet is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of Telnet or which change would be substantially adverse, taking into account the entire business and properties of Telnet.

(e) Taxes. Telnet has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. Telenet has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes during the past three fiscal years.

9. Interim conduct of business by Triple S. Until the time of closing, Triple S will conduct its business in the ordinary and usual course, and prior to the time of closing it will not, without the written consent of Telnet, borrow any money, incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this agreement, encumber or permit to be encumbered any of its properties and assets, dispose or contract to dispose of any property except in the regular and ordinary course of business, enter into any lease or contract for the purchase of real estate, form or cause to be formed any , pay any bonus or special remuneration to any officer or employee, declare or pay any dividends, make any other distributions to its shareholders, or issue, sell, or purchase any stock, notes, or other securities.

10. Access to information. From the date hereof each party shall allow the other free access to its files and audits, including any and all information relating to taxes, commitments, and contracts, real estate and personal property titles, and financial condition. From the date hereof each party agrees to cause its auditors to cooperate with the other in making available all financial information requested, including the right to examine all working papers pertaining to audits made by such auditors.

11. Conditions and obligations of Triple S. Unless, at the time of closing, the following conditions are satisfied, Triple S shall not be obligated to make the

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transfer,  assignment,  and conveyance provided in paragraph 1. to be made by it and otherwise to effectuate its part of the reorganization herein provided:

(a) The representations and warranties of Telnet set forth herein, are, on the date hereof and as of the time of closing, substantially correct.

(b) The directors of Telnet have approved the consummation of this agreement and the matters herein provided.

(c) No litigation or proceeding is threatened or pending for the purpose of with the probably effect of enjoining or preventing the consummation of this agreement or which would materially affect Telnet operation or its assets.

(d) Telnet has complied with its agreements herein to be performed by it prior to the time of closing.

12. Conditions of obligations of Telnet. Unless at the time of closing the following conditions are satisfied, Telnet shall not be obligated to issue and deliver the shares of its Common stock as provided in paragraph 1. and otherwise to effectuate its part of the reorganization herein provided:

(a) The representations and warranties of Triple S set forth in paragraph 9. are, on the date hereof and as of the time of closing, substantially correct subject to any change made because of any action approved by Telnet.

(b) The directors of Triple S have approved and the holders of all outstanding shares of Telnet have voted in favor of the consummation of this agreement and the matters herein provided.

(c) No litigation or proceeding is threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of this agreement or which would materially affect Triple S operation of the properties and business to be acquired by it hereunder.

(d) Triple S has complied with its agreements herein to be performed by it prior to the time of closing.

13. Abandonment of agreement. If by reason of the provisions of paragraphs 11. or 12. above either party is not obligated to effectuate the reorganization, then either party which is not so obligated may terminate and abandon this agreement by delivering to the other party written notice of termination prior

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to the time of closing, and thereupon this agreement shall be terminated without further obligation or liability upon either party in favor of the other.

14. Authorization by shareholders. Telnet and Triple S shall promptly take such action as may be legally necessary to call special meetings of their respective shareholders to authorize the consummation of this agreement and the matters herein provided, and each will recommend to its shareholders that this agreement and the matters herein provided, and all other matters necessary or incident thereto, be approved, authorized, and consummated.

15. Listing of Telnet stock issued to Triple S. Telnet shall not be required to prepare and file a registration statement under the Securities Act of 1933 covering the shares of Common stock to be delivered hereunder.

16. Brokers' fees.   Neither party has incurred nor will incur any liability for brokerage fees or agents' commissions in connection with the transactions contemplated hereby.

17. Execution of documents. At any time and from time to time after the time of closing, Triple S will execute and deliver to Telnet such further conveyances, assignments, and other written assurances as Telnet shall reasonably request in order to vest and confirm Telnet title to the shares, assets and properties to be and intended to be transferred, assigned, and conveyed hereunder.

18. Parties in  interest.   Nothing  herein  expressed or implied is intended or
shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

19. Completeness of agreement. This agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby.

20. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for a period of three (3) years following the Closing Date and the consummation of the transactions contemplated hereby, except with respect to the representation and warranties set forth in Section 4 which shall survive applicable statute of limitations period.

IN WITNESS HEREOF, the Parties hereto have hereunder set their hands and seals, effective on the date above stated, as witnessed below:

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TELNET WORLD COMMUNICATIONS, INC.
A Utah corporation

By:/s/ Douglas Grobe
--------------------
   Douglas Grobe, President

TRIPLE S PARTS, INC.
A Nevada Corporation

By:/s/ Tracie Pollack
---------------------
   Tracie Pollak, President

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